Exhibit 10.2
John F. Runkel, Jr.
July 17, 2025

July 17, 2025
Dear Rick,
This letter memorializes the terms and conditions of transition of your service from General Counsel and Corporate Secretary (“GC”) of Synopsys, Inc. (“Synopsys” or the “Company”) to the non-officer advisory role of Chief Legal Officer (“CLO”). As CLO, you will continue to report to Sassine Ghazi, Chief Executive Officer & President (“CEO”), and continue as a Corporate Staff Member, but will no longer serve as a member of the Executive Leadership Team. As CLO, you will assist with integration efforts in connection with the Closing (as defined below) in addition to the duties, authorities and responsibilities set forth on Exhibit A attached hereto.
Section 1 – Term
Your service as CLO will begin upon the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among the Company, Alta Acquisition Corp, and ANSYS, Inc. (“ANSYS”), dated as of January 15, 2024 (such date of the consummation of such contemplated transactions, the “Closing”). Your service will end on the last day of the Company’s second fully completed fiscal quarter that begins following the Closing (the period between the Closing and the date your service ends, the “Term”). Commencing on approximately the beginning of the second full fiscal quarter following the Closing through the end of the Term, it is anticipated that your service may transition to a fully-remote advisory role. Following the Term, the Company may extend your service for a limited period of time if necessary to assist with any remaining integration efforts following the Closing.
You understand that your service as CLO during the Term continues to require your undivided professional attention and effort, and that you must always be loyal to Synopsys and act in its best interests. We value executive involvement in civic, charitable, professional, and academic activities and committees of outside entities; and service on one public company board of directors, provided that such activities do not create a potential or actual conflict of interest or interfere with the performance of your duties to the Company. Such activities are subject to prior approval by the Company.
Section 2 – Compensation
2.1Cash Compensation: Your base salary, vesting of equity and annual bonus opportunity under the Executive Incentive Plan (the “EIP”) will remain unchanged during the Term. You will continue to have the opportunity to earn a cash incentive award under the EIP, without proration, for the full 2025 fiscal year, subject to the terms and conditions of the EIP. Any EIP term requiring employment on the payout date is deemed not to apply here.
2.2 Equity Compensation: During the Term, your outstanding Synopsys equity grants will continue to vest as provided in the vesting schedule set forth in the applicable equity grant

John F. Runkel, Jr.
July 17, 2025

agreement and otherwise in accordance with the terms and conditions of the 2006 Employee Equity Incentive Plan, as amended (the “Plan”). For the avoidance of doubt, your transition from General Counsel & Corporate Secretary to CLO shall not be deemed a termination of Continuous Service (as defined in the Plan), and your CLO role shall constitute continued service for vesting as to all equity grants.
2.22.3 Benefits: You will continue to be eligible to participate in Synopsys’ comprehensive benefits plans in effect during the Term, subject to the terms and conditions of the applicable programs.
Section 3 – Separation from Service
Section 4 – Your position as CLO will be eliminated following the conclusion of the Term. In the event of such a position elimination at the end of the Term, upon an Involuntary Termination without Cause, or due to death or Disability prior to conclusion of the Term, you will participate in the Company’s Executive Severance Benefit and Transition Plan effective February 8, 2021 (“Transition Severance Plan”) and the Company’s Amended and Restated Executive Change of Control Severance Benefit Plan effective December 15, 2016 (the “COC Severance Plan”) (together, referred to as the “Severance Plans”), subject to all of the terms and conditions of such plans as in effect from time to time. Regarding such position elimination and for avoidance of doubt, you will receive a Participation Notice (to the extent you have not already) under the applicable Severance Plans (anticipated to be the Transition Severance Plan) and be an Eligible Employee under the applicable Severance Plans. All capitalized terms in this agreement have the meaning given in the applicable Transition Severance Plan and/or COC Severance Plan, unless specially defined herein.
Section 5 – Corporate Staff Policies
5.1You will be required to continue to comply with the Company’s policies, which such policies include (but are not limited to) the Company’s share ownership guidelines, Executive Officer Compensation Recovery Policy, Code of Ethics and Business Conduct, Insider Trading Policy and Section 16 Officer and Director Trading Procedures, each as in effect from time to time.
Section 6 – Contingencies and Mutual Confidentiality and Statement Regarding Transition
6.1This letter is contingent upon approval by the Company’s Compensation and Organizational Development Committee. Further, this offer is null and void ab initio in the event the Closing fails to occur. You and the Company agree to treat this letter as confidential; provided, however, that (a) each may disclose to the extent required to enforce the letter, (b) you may disclose the letter to your attorney, accountant or tax preparer, subject to such parties treating the information as confidential.

John F. Runkel, Jr.
July 17, 2025

Section 7 – General
7.1At-Will Employment: Your position as CLO is one of employment-at-will, which means that the employment relationship is for an indefinite term and either you or the Company may end the employment relationship at any time, for any reason, with or without notice. While other terms and conditions of your employment contained in various policies and programs are subject to change with or without notice, your signature below signifies that you understand that this “at-will” relationship can be changed only by written agreement expressly for that purpose, signed by the Company’s Chief Executive Officer, or such officer’s appointed designee. In addition, you acknowledge and agree that the Company is free to change any of the terms and conditions of your employment at any time, provided such change is not inconsistent with the explicit terms of this letter. Your signature further indicates that you acknowledge and agree that this Section 6.1 constitutes the complete understanding between you and Synopsys on the subject of how and when the employment relationship can be terminated or changed, and supersedes any and all prior discussions, agreements, and understanding between you and the Company, whether oral, written or implied.
Sincerely,

/s/ Jill Larsen_______________________________
Jill Larsen
Chief People Officer
Synopsys, Inc.

Agreed and accepted.

/s/ John F. Runkel, Jr.
John F. Runkel, Jr.
Date: July 17, 2025